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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2003

WADDELL & REED FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13913 (Commission File Number)	51-026175 (IRS Employer Identification No.)
6300 Lamar Avenue Overland Park, Kansas 66202 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (913) 236-2000

ITEM 5:    OTHER EVENTS

        Waddell & Reed, Inc. ("W&R"), a broker-dealer subsidiary of the Registrant, has received notification from the staff of the Enforcement Department of NASD Regulation ("NASD") indicating that the staff is considering recommending the NASD bring an action against W&R and certain of its current and former officers alleging possible violations of NASD rules and regulations relating to the exchange of certain United Investors Life Insurance Company ("UILIC") variable annuity policies for Nationwide variable annuity policies from January 2001 to August 2002. These alleged violations include questioning the suitability of certain of these exchanges and the adequacy of W&R's supervisory systems in place at the time of these exchanges. This notification stems from a sales practice exam initiated by the NASD in April 2001 following the introduction of Nationwide products into the W&R system and the termination by UILIC of its distribution agreements with W&R.

        As previously disclosed, all of the exchanges that took place between January 1, 2001 and February 19, 2002 were the subject of a private action for damages brought by UILIC, a wholly-owned subsidiary of Torchmark Corporation, against W&R in Alabama in March of 2002 which resulted in an adverse jury verdict. That action was based on claims of tortious interference and fraud. The verdict was reversed and partially rendered in W&R's favor in April 2003, with those claims regarding the policy exchanges against W&R being extinguished as a matter of law. In addition, UILIC has brought claims against W&R in California regarding the policy exchanges alleging misrepresentations to customers in the exchange of the policies. That case is currently before the United States Court of Appeals for the Ninth Circuit awaiting either dismissal or remand back to California state court.

        Under the NASD's procedures, W&R will have the opportunity to respond in writing to the notification submitting reasons of law, policy or fact why W&R believes an action should not be brought before the staff makes a formal recommendation regarding what further action, if any, should be instituted. As has been the case since the initiation of the sales practice exam in 2001, W&R intends to respond promptly and thoroughly and is fully cooperating with the NASD's inquiries.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2003

WADDELL & REED FINANCIAL, INC.
By:	/s/ DANIEL C. SCHULTE Daniel C. Schulte, Vice President

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SIGNATURES